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                                                       Exhibit 11

                    The Advest Group, Inc. and Subsidiaries
                  Computation of Net Income Per Common Share

                                 For the years ended September 30,
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                                                       Assuming
                                 (Primary)           Full dilution*
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(In thousands,
except per share amounts)  1996    1995     1994      1996   1995
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Net income              $11,798  $6,351   $3,053   $11,798 $6,351

Interest expense
  on debentures, net         --      --       --       814  1,001
                       -------------------------------------------

Net income applicable to
  common stock          $11,798  $6,351   $3,053   $12,612 $7,352
                         ==========================================

Average number of common shares
  outstanding during
  the period              8,426   8,501    8,776     8,426  8,501

Additional shares assuming:
  Exercise of stock options 322     234      221       329    270
  Conversion of debentures   --       --       --    1,515  1,527
                          -----------------------------------------
Average number of common
  shares outstanding      8,748   8,735    8,997    10,270 10,298
                           ========================================

Net income per share    $  1.35 $  0.73  $  0.34   $  1.23$  0.71
                         ==========================================


* For the year ended September 30, 1994, net income per share assuming full dilution is the same as primary net income per share.

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